Exhibit 5.1

Law Firm | Founded in 1956	apm@apm.law www.apm.law Office 972+-3-568-9091 Fax 972+-3-568-9092 APM House, 18 Raoul Wallenberg St., Building D, Ramat HaChayal, Tel Aviv 697191 Israel

Date: September 25, 2026

To: Can-Fite Biopharma Ltd.
26 Ben Gurion St,
Ramat Gan
5257346, Israel

Ladies and Gentlemen,

Re: REGISTRATION STATEMENT ON FORM F-3

We have acted as Israeli counsel to Can-Fite Biopharma Ltd. (the “Company”), a company organized under the laws of the State of Israel. As such, we have participated in the preparation of the Company’s registration statement on Form F-3 (the “Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended, of the offering for resale by the selling shareholders listed therein of up to 6,589,796 ordinary shares, no par value of Company (the “Ordinary Shares”), represented by 3,294,898 American Depository Shares (the “ADSs”), with each ADS representing two (2) ordinary shares, consisting of (i) 6,366,952 ordinary shares represented by 3,183,476 ADSs issuable upon the exercise of warrants issued in a private placement pursuant to a certain inducement offer letter agreement in August 2026 (the “New Warrants”), and (ii) 222,844 ordinary shares represented by 111,422 ADSs issuable upon the exercise of placement agent warrants issued in connection with the New Warrants offering (the “Placement Agent Warrants”).

As counsel to the Company in Israel, we have examined copies of the Articles of Association, as amended, of the Company and such corporate records, instruments, and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the ADSs and the Ordinary Shares underlying the New Warrants, and the Placement Agent Warrants, when paid for and issued pursuant to the terms of the applicable warrants, will be duly authorized, legally issued, fully paid and non-assessable.

We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

Law Firm | Founded in 1956	apm@apm.law www.apm.law Office 972+-3-568-9091 Fax 972+-3-568-9092 APM House, 18 Raoul Wallenberg St., Building D, Ramat HaChayal, Tel Aviv 697191 Israel

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely yours

/s/ Ronen Kantor, Adv.
Ronen Kantor, Adv.
Amit, Pollak, Matalon